Exhibit 5.1
June 9, 2011
Graymark Healthcare, Inc.
210 Park Avenue, Suite 1350
Oklahoma City, OK 73102

Re:	Shares of Common Stock, Par Value $.0001 (“Common Stock”) and warrants to purchase Common Stock (“Warrants”), to be issued either pursuant to that certain Underwriting Agreement to be executed by and between Graymark Healthcare, Inc. and Roth Capital Partners, LLC or upon exercise of Warrants
Ladies and Gentlemen:
     We have acted as special counsel to Graymark Healthcare, Inc., an Oklahoma corporation (the “Company”), with respect to certain legal matters in connection with the filing of a Registration Statement on Form S-1 (together with any amendments thereto, the “Registration Statement,” File No. 333-164232) under the Securities Act of 1933, as amended (the “Securities Act”), covering the registration of the offering of up to 6,000,000 shares of Common Stock, Warrants exercisable for purchase of up to 6,000,000 shares of Common Stock, and up to an additional 900,000 shares of Common Stock and/or Warrants to purchase up to 900,000 shares of Common Stock to cover underwriter over-allotments, if any.
     As the basis for the opinion hereinafter expressed, we examined, among other things, such statutes, including the Oklahoma General Corporation Act, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.
     Based on the foregoing, on such legal considerations as we deem relevant and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
     1. The Company is organized and validly existing under the laws of the State of Oklahoma.
     2. If and when issued in accordance with the Underwriting Agreement upon receipt by the Company of the consideration specified therein, the Common Stock and the Warrants will be legally issued, and the Common Stock will be fully paid and nonassessable. In the case of any Common Stock to be issued upon exercise of any Warrants, upon due exercise of and payment of the exercise price specified in such Warrants, such Common Stock will be legally issued, fully paid and nonassessable.

     This opinion is limited in all respects to the federal laws of the United States of America and the laws of the State of Oklahoma.
     Consent is hereby given for the inclusion of this opinion as part of the Registration Statement.

Very truly yours,
/s/ McAfee & Taft A Professional Corporation

McAfee & Taft A Professional Corporation